Exhibit 99.1

XTI Aerospace Provides Preliminary Third Quarter Revenue

FT LAUDERDALE, October 22, 2026 /PRNewswire/ -- XTI Aerospace, Inc. (Nasdaq: XTIA) (“XTI Aerospace,” “XTI,” or the “Company”), an aerospace and advanced technology platform and parent company of Drone Nerds, LLC, (“Drone Nerds”), a leading drone solutions platform serving commercial, enterprise and government customers, today announced preliminary revenue for the third quarter ended September 30, 2026 of $35.3 million, which is in line with the 2026 revenue outlook of $125 million to $130 million provided in the Company’s release of second quarter results issued earlier this week.

Preliminary third quarter revenue is unaudited, is based on currently available information, and is subject to completion of the Company’s quarter-end financial closing procedures and review by its independent registered public accounting firm. Actual results may differ materially from these preliminary results.

“The third quarter saw an approximately 9% sequential increase from the second quarter of 2026 led by continued demand for enterprise drone solutions and expanded product offerings across public safety, government, energy, infrastructure, agriculture and commercial markets,” said Jeremy Schneiderman, XTI Aerospace’s Interim Chief Executive Officer. “This revenue growth, together with the reductions in corporate overhead and lower cash burn we achieved in the third quarter, reflects progress on our plan, while we continue to work to address our near-term liquidity needs, including the restructuring of our acquisition-related notes.”

About XTI Aerospace, Inc.

XTI Aerospace, Inc. (“XTI”) (Nasdaq: XTIA) is focused on building a leading platform for commercial and government drone adoption in the growing unmanned aircraft systems (“UAS”) industry. Through its subsidiary, Drone Nerds, LLC, XTI supports enterprise and government customers in sectors including public safety, agriculture, construction, and energy across the drone program lifecycle, from hardware sourcing and deployment to training, service, repair, and the proprietary Always Flying™ program. Its established U.S. customer base and reputation as a trusted solutions provider position the company as a go-to-market partner for drone manufacturers and software developers seeking to scale in the domestic market.

For more information about XTI, please visit xtiaerospace.com and follow XTI on LinkedIn, Instagram, X, and YouTube.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements.

Forward-looking statements may be identified by words such as “believe,” “continue,” “could,” “would,” “will,” “expect,” “intend,” “plan,” “target,” “estimate,” “project,” or similar expressions. These statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied. Such risks include, but are not limited to, the Company’s ability to obtain a waiver of the existing cross-defaults under its asset-based credit facility and to restructure or repay its acquisition-related promissory notes before the limited waiver period expires, which may occur on ten days’ notice from the noteholders and in any event no later than December 31, 2026, the risk that its lender declines to make further advances or accelerates outstanding borrowings, substantial doubt about the Company’s ability to continue as a going concern, the Company’s ability to maintain the listing of its common stock on Nasdaq, the impact of Section 232 tariffs and other trade measures; pending regulatory inquiries and proceedings relating to the Company and its subsidiaries; potential conflicts of interest arising from its Interim Chief Executive Officer’s economic interest in the holders of its acquisition-related notes, market adoption, regulatory requirements, supply chain conditions, technological development, integration of the acquired businesses, the Company’s liquidity and ability to access additional capital on acceptable terms or at all, the Company’s negative stockholders’ equity and the sufficiency of its capital resources, and changes in applicable laws or regulations, customer demand variability and seasonal purchasing patterns, the Company’s ability to achieve projected gross margins and operating cost reductions, working capital timing and inventory management, the outcome of pending legal proceedings involving the Company and its subsidiaries, the Company’s ability to maintain relationships with key suppliers, restrictions and covenants under the Company’s ABL credit facility, risks related to the wind-down of the Company’s ADS division and the development of its ATM division, which has not generated revenues, and the potential for significant non-cash charges related to changes in the fair value of warrant liabilities as well as the other risks and uncertainties described in the Company’s filings with the SEC. The Company’s financial outlook and other projections in this press release are based on management’s current expectations and assumptions and are particularly subject to these risks. XTI undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law. Readers are encouraged to review the risk factors described in XTI’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent filings.

Contacts:

General inquiries:

Email: contact@xtiaerospace.com

Web: https://xtiaerospace.com/contact

Investor Relations:

IR@xtiaerospace.com